Outlook

“While third quarter bookings were at good levels overall for our key businesses - injection molding machines and cutting tools there was some softening in September and we remain concerned about the general outlook for industrial markets, especially in light of higher oil prices and the continually weakening euro,” said Daniel J. Meyer, chairman and chief executive officer. “Offsetting these factors, to a degree, are our company-wide efficiency measures and specific actions well underway to improve profitability in our blow molding systems and grinding wheels operations. So, at this time, we believe Milacron’s fourth quarter earnings before non-recurring items will approximate the $.61 EPS of the fourth quarter a year ago.

“Looking further ahead, assuming world economies in general - and automotive production and consumer spending in particular - stay at relatively healthy levels, Milacron is targeting a 10% to 12% earnings improvement in 2001, on a 5% to 6% sales increase, exclusive of any future acquisitions,” Meyer said.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company’s most recent Form 10-Q, on file with the Securities and Exchange Commission.

Milacron Inc. and Subsidiaries	Third Quarter 2000

Estimates and Projections for Financial Modeling

Note: The amounts below are approximate working estimates, around which a range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

(Amounts in millions)
	Q4 2000	Year 2001

Projected Profit &Loss Items
Sales (1)	$400	$1,700
Plastics technologies (2)	230	975
Metalworking Technologies (3)	170	725
Segment earnings
Plastics technologies (4)	28	100-105
Metalworking technologies (5)	22	80-85
Corporate expense (6)	5	18-19
Unallocated expenses (7)	2.0-2.5	8-9
Interest expense (8)	10	40-41
Effective tax rate (9)	31%	32-34%

Projected Cash Flow &Balance Sheet Items
Depreciation	12	48-52
Amortization	3	12-13
Working-capital-to-sales ratio (10)	26-27%	25-26%
Capital expenditures	25-30	55-65
Total debt	460-470	400-425
Debt-to-capital ratio	48-50%	43-48%
Average diluted shares outstanding-quarter	34.0	—
Average diluted shares outstanding-full year	35.1	33.8

Comments &Explanations
Note: Estimates assume no further acquisitions or share repurchase beyond 700,000 in Q4-00
1	Sales Q4-00 about equal to Q4-99 adjusting for divestiture and currency; 5-6% sales growth in 2001 over 2000.
2	Plastics technologies sales 3-4% increase in Q4 after adjusting for divestiture and currency; 8-10% increase in 2001.
3	Metalworking technologies sales Flat sales in Q4 after adjusting for divestiture and currency ; 2-3% increase in 2001.
4	Plastics technologies earnings Operating margin of approximately 11%.
5	Metalworking technologies earnings Operating margin of approximately 11%.
6	Corporate Expenses Holding to approximately 1.1% of sales.
7	Unallocated expenses Primarily financing costs related to the sale of accounts receivable.
8	Interest expense Higher average rates in 2001 to be offset by paying down debt during the year.
9	Effective tax rate Depends on geographic mix of earnings.
10	Working capital ratio =(inventory + receivables - trade payables - advance billings) / trailing 4 quarters' sales.